EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                              POORE BROTHERS, INC.


                                                              Years ended December 31,
                                                              ------------------------
                                                            1996                      1995
                                                            ----                      ----

Net loss                                                         $691,678            $1,194,910
                                                    --------------------------------------------

Weighted average common shares outstanding                      3,924,498             2,690,189

Common stock equivalents from stock options
and warrants (1)                                                  568,809               758,412
                                                    --------------------------------------------

Total weighted average common shares
outstanding                                                     4,493,307             3,448,601
                                                    --------------------------------------------

Loss per common share and common share
equivalent (2)                                                    $(0.15)               $(0.35)
                                                    ============================================

(1) Anti-dilutive common stock equivalents included for 1995 and the first nine months of 1996 in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.

(2) Fully diluted loss per share of common stock is not applicable for loss periods as it is anti-dilutive.